EXHIBIT 10.1
SANDERSON FARMS, INC. AND AFFILIATES
EMPLOYEE STOCK OWNERSHIP PLAN
(As Amended and Restated Effective August 1, 2006)
WHEREAS, Sanderson Farms Inc. (the “Corporation”) maintains the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan, as amended and restated effective August 1, 2006 (the “Plan”) for the benefit of the employees of the Corporation and its participating affiliates;
WHEREAS, Section 12.1 of the Plan provides that the Corporation, through action of its Board of Directors, may amend the Plan at any time; and
WHEREAS, the Corporation desires to amend the Plan to reflect the Pension Protection Act of 2006 and the Heroes Earnings Assistance and Relief Tax Act of 2008, and to make certain technical and clarifying changes.
NOW THEREFORE BE IT RESOLVED, that, effective August 1, 2006, Section 7.2(a) of the Plan shall be amended by inserting the phrase “made in one lump sum payment” between the phrases “shall be” and “in the form of”.
AND BE IT FURTHER RESOLVED, that, effective January 1, 2007, the Plan shall be amended as follows:
               Restate the heading of Section 2.35 in its entirety as “Total and Permanent Disability” or “Totally and Permanently Disabled”.
               Restate Article 14 in its entirety as follows:
ARTICLE 14
VETERANS RIGHTS
Section 14.1         Veterans’ Rights. Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to Qualified Military Service shall be provided in accordance with Section 414(u) of the Code.
Section 14.2         Death or Disability During Qualified Military Service.
                (a)         In the case of a Participant who dies after December 31, 2006, while performing Qualified Military Service with respect to the Employer, the survivors of the Participant shall be entitled to any additional benefits (other than benefit accruals relating to the period of Qualified Military Service, except as provided under (b) below) provided under the Plan to which they would have been entitled had the Participant resumed employment with the Employer on the day before his date of death and then Terminated Employment on account of death the next day. In addition, the period of such a deceased Participant’s Qualified Military Service (through his date of death) shall be treated as service with the Employer for purposes of determining his Years of Service under Section 6.1 hereof.
                (b)         If an individual dies or becomes Totally and Permanently Disabled after July 31, 2010, while performing Qualified Military Service with respect to the Employer, the individual shall be treated for purposes of receiving an allocation of Contributions hereunder as if the individual had resumed employment with the Employer in accordance with his employment rights under Section 14.1 hereof and Section 414(u) of the Code on the day preceding death or becoming Totally and Permanently Disabled, as the case may be, and Terminated Employment on the actual date of death or becoming Totally and Permanently Disabled.
Section 14.3         Differential Wage Payments.
                (a)         If the Employer makes a Differential Wage Payment to an individual after December 31, 2008, (i) the individual shall be treated as an Employee of the Employer making the payment, (ii) the Differential Wage Payment shall be treated as Section 415 Compensation and, for periods after July 31, 2010, Compensation hereunder, and (iii) the Plan shall not be treated as failing to meet the requirements of any provision described in Section 414(u)(1)(C) of the Code by reason of any Contribution that is based on the Differential Wage Payment. The foregoing clause (iii) shall apply (taking into account Sections 410(b)(3), (4) and (5) of the Code) only if all employees of the Employer and the Affiliates performing Qualified Military Service are entitled to receive Differential Wage Payments on reasonably equivalent terms and, if eligible to participate in a retirement plan maintained by the Employer or an Affiliate, to make contributions based on Differential Wage Payments on reasonably equivalent terms.
                (b)         If an individual who receives Differential Wage Payments from the Employer returns to employment with the Employer, or dies or becomes Permanently and Totally Disabled while performing Qualified Military Service with respect to the Employer, and consequently is entitled to an allocation of Contributions under Section 14.1 or 14.2(b) hereof, the amount of such Contributions to be allocated to the individual’s Accounts shall be offset by the amount of Contributions previously allocated to the individual’s Accounts based on the individual’s Differential Wage Payments.
Section 14.4         Definitions. For purposes of this Article 14, (i) the term “Differential Wage Payment” means any payment made after December 31, 2008, by the Employer to an individual with respect to any period during which the individual is performing service in the uniformed services (as defined in chapter 43 of title 38, United States Code) while on active duty for a period of more than 30 days, and represents all or a portion of the wages the individual would have received from the Employer if the individual were performing services for the Employer; and (ii) the term “Qualified Military Service” means any service in the uniformed services (as defined in chapter 43 of title 38, United States Code) by any individual if such individual is entitled to reemployment rights under such chapter with respect to such service and the Employer.
               Restate Section 7.7(b)(2) in its entirety as follows:
(2)         Notwithstanding (b)(1) above, a portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions which are not includable in gross income. However, such portion may be transferred only to (i) an individual retirement account or annuity described in Section 408(a) or (b) of the Code, (ii) with respect to distributions made prior to January 1, 2007, a qualified trust described in Section 401(a) of the Code forming part of a defined contribution plan that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includable in gross income and the portion of such distribution which is not so includable, or (iii) with respect to distributions made after December 31, 2006, a qualified trust described in Section 401(a) of the Code or an annuity contract described in Section 403(b) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includable.
               AND BE IT FURTHER RESOLVED, that, effective April 6, 2007, the Plan shall be amended by adding the following sentences to the end of Section 13.1(b):

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Effective April 6, 2007, a domestic relations order shall not fail to be a qualified domestic relations order solely because (i) the order is issued after, or revises, another domestic relations order or qualified domestic relations order, or (ii) of the date on which the domestic relations order is issued, including issuance after a Participant’s annuity starting date or death. A domestic relations order described in the foregoing sentence shall be subject to the same requirements and protections that apply to a qualified domestic relations order, including the provisions of Section 414(p)(7) of the Code.
               AND BE IT FURTHER RESOLVED, that, effective August 1, 2007, the Plan shall be amended by restating Section 7.8(a) in its entirety as follows:
               (a)         The Administrative Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider (i) whether or not to defer the distribution, if applicable, and the consequences of the failure to defer the distribution, and (ii) the form of the distribution, if applicable, and
               AND BE IT FURTHER RESOLVED, that, effective January 1, 2008, the Plan shall be amended by adding the following sentences to the end of Section 7.7(c):
Effective for distributions made after December 31, 2007, an Eligible Retirement Plan includes a Roth IRA described in Section 408A of the Code. For distributions made after December 31, 2007, and before January 1, 2010, however, a Distributee shall not be eligible to elect a Direct Rollover to a Roth IRA if the Distributee’s modified adjusted gross income exceeds $100,000 or the Distributee is a married individual filing a separate return. Notwithstanding anything to the contrary herein, the Administrative Committee shall not be responsible for ensuring that a Distributee is eligible to make a Direct Rollover to a Roth IRA.
               AND BE IT FURTHER RESOLVED, that, effective November 1, 2008, the Plan shall be amended by adding the following new Section 11.6(e):
               (e)         A plan shall not be considered a Top-Heavy Plan if the plan consists solely of (i) a cash or deferred arrangement meeting the requirements of Section 401(k)(12) or 401(k)(13) of the Code, and (ii) matching contributions with respect to which the requirements of Section 401(m)(11) or (12) of the Code are met. If, but for the preceding sentence, such a plan would be treated as a Top-Heavy Plan because it is a member of a Top-Heavy Group, contributions under the plan may be taken into account in determining whether any other plan in the Top-Heavy Group meets the requirements of Section 11.5 hereof.
               AND BE IT FURTHER RESOLVED, that, effective January 1, 2010, the Plan shall be amended by restating 7.7(f) in its entirety as follows:
               (f)         Effective for distributions made on and after November 1, 2007, a nonspouse Beneficiary who is eligible to receive a distribution of a Participant’s Account that would otherwise constitute an Eligible Rollover Distribution, and who is a designated Beneficiary (within the meaning of Treasury Regulation Section 1.401(a)(A)-4), is also a Distributee with respect to his interest hereunder, and the nonspouse Beneficiary may direct a trustee to trustee transfer of the distribution of the Participant’s Account only to an individual retirement account or an individual retirement annuity described in Section 408(a) or 408(b) of the Code (other than an endowment contract) established for the purpose of receiving the distribution on behalf of the nonspouse Beneficiary. Such transfer shall be treated as a Direct Rollover of an Eligible Rollover Distribution (solely for purposes of Section 402(c) of the Code with respect to transfers prior to January 1, 2010), and such individual retirement account or individual retirement annuity shall be treated as an inherited individual retirement account or inherited individual retirement annuity (within the meaning of Section 408(d)(3)(C) of the Code).
               AND BE IT FURTHER RESOLVED, that, effective August 1, 2010, the Plan shall be amended as follows:
               1.           Add the following new Section 7.9(f):
                (f)         Effective August 1, 2010, a Participant may make a hardship withdrawal under this Section 7.9 for expenses described in (d)(1), (3), or (5) above incurred by the Participant’s primary Beneficiary, provided that all other applicable requirements of this Section 7.9 are satisfied. For this purpose, a Participant’s primary Beneficiary is an individual who is designated as the Participant’s Beneficiary and has an unconditional right to all or a portion of the Participant’s Account balances upon the Participant’s death.
               2.           Restate Section 7.10 in its entirety:
Section 7.10         Missing Persons. In the event the whereabouts of a person entitled to benefits under the Plan cannot be determined after diligent search by the Administrative Committee or the Trustee, and the person’s whereabouts continue to be unknown for a period of five years, then the Accounts of the person shall be forfeited. Notwithstanding the foregoing, effective with respect to distributions made on and after August 1, 2010, if the amount to be distributed to such person is a mandatory distribution made pursuant to Section 7.3 hereof, then the amount distributable may, in the sole discretion of the Administrative Committee, be treated as a Forfeiture at the time it is determined that the whereabouts of the person cannot be determined. If the person is subsequently located, his Accounts shall be restored to him without earnings.
               AND BE IT FURTHER RESOLVED, that the cross references in the Plan shall be redesignated, as necessary, to reflect the foregoing resolutions.
               IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan on this 21st day of July, 2010.

SANDERSON FARMS, INC.

By:	/s/ Mike Cockrell

Title:	Treasurer and CFO

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